UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 15, 2012

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets

On February 15, 2012, we entered into a definitive agreement pursuant to which we acquired, through our XYZ Holdings, Inc. wholly-owned Georgia subsidiary (“Holdings”), all of the issued and outstanding limited liability company membership interests (the “Interests”) in OmniMetrix, LLC, a Georgia limited liability company (“OmniMetrix”).  OmniMetrix is in the business of designing, manufacturing, marketing and selling (i) wireless remote systems that monitor standby power generation, backup power generators, remote powered equipment, cellular towers, emergency towered communications and remote tower sites, (ii) wireless remote systems that monitor landfill gas, and (iii) cathodic protection products to monitor pipeline integrity.

Holdings purchased the Interests in OmniMetrix from its three individual holders (the “Sellers”) in consideration for an aggregate cash payment of $8,500,000, subject to certain adjustments as provided in the definitive agreement.  The purchase price proceeds will be used first to discharge approximately $2,769,000 of indebtedness in the aggregate owed by OmniMetrix to the Sellers and an affiliate (including salaries, rent, royalties and notes payable), with the balance, net of transaction expenses, paid to the Sellers pro rata according to their respective percentage ownership of the Interests. A portion of the purchase price was placed in escrow to secure the Sellers’ indemnification obligations under the agreement, with the balance to be released 18 months after the date of closing.  We have guaranteed Holdings’ performance of its indemnity obligations to the Sellers under the agreement.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On February 15, 2012, we issued a press release announcing our execution and closing of an agreement to acquire OmniMetrix. The press release is filed as Exhibit 99.1 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated February 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of February, 2012.

ACORN ENERGY, INC.

By:	/s/ Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary